EXHIBIT 10.13

AMENDMENT TO

LOAN MODIFICATION AND

SECURITY AGREEMENT

THIS AMENDMENT TO LOAN MODIFICATION AND SECURITY AGREEMENT (“Amendment”) is made effective as of May 4, 2010, by and between George Mainas and Mainas Development Corporation, a corporation wholly-owned by George Mainas (collectively, the “Secured Party”), and Public Media Works, Inc., a Delaware corporation (“Borrower”), with respect to the following facts:

WHEREAS, (i) on August 30, 2000, the Borrower and Secured Party entered into an unsecured promissory note bearing interest at 8% per annum, and as of February 28, 2010, the outstanding balance under the promissory note was $699,686; (ii) on August 19, 2004, the Borrower and Secured Party entered into an unsecured line of credit in the a maximum amount of $250,000 bearing interest at 9% per annum, and as of May 31, 2009, the outstanding balance under the line of credit was $292,646; and (iii) in July 2008, the Borrower and Secured Party entered into an unsecured promissory obligation to borrow $42,000 bearing interest at 7% per annum and as of May 31, 2009, the outstanding balance of under the obligation was $68,171 (collectively, the “Loan Obligations”);

WHEREAS, Borrower and the Secured Party entered into a Loan Modification and Security Agreement dated August 14, 2009 (the “Agreement”) with respect to the Loan Obligations; and

WHEREAS, in consideration of the Amended and Restated Exchange Agreement dated April 22, 2010 (the “Exchange Agreement”) between the Borrower, EntertainmentXpress, Inc., a California corporation, and certain shareholders thereto (all capitalized terms not otherwise defined herein shall have the meaning given to them in the Exchange Agreement), Borrower and Secured Party desire to amend the Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. Effective as of the Closing of the Exchange Agreement, (i) the maturity date of all Loan Obligations shall be extended until June 30, 2013 (the “Maturity Date”); (ii) all principal and accrued interest under the Loan Obligations may be converted into shares of Borrower’s common stock at the election of Secured Party at any time upon written notice to Borrower at a price of $4.00 per share; and (iii) all principal and accrued interest under the Loan Obligations shall automatically convert into shares of Borrower’s common stock in the event that the 10 day trailing VWAP (volume weighted average price) for the Borrower’s common stock (as quoted on Borrower’s principal trading market) shall exceed $4.00 per share at any time prior to the Maturity Date.

2. Effect on Agreement. All other terms and conditions of the Agreement shall remain in full force and effect as amended by this Amendment. This Amendment shall become effective upon, and only in the event of, the Closing of the Exchange Agreement.

3. Counterparts. This Amendment may be executed in counterparts and may be delivered by facsimile transmission or electronic/PDF, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SECURED PARTY:		BORROWER:

Mainas Development Company		Public Media Works, Inc. a Delaware corporation

By:	/s/ George Mainas	By:	/s/ Steve J. Davis
	George Mainas, President		Steven J. Davis, Corporate Secretary

/s/ George Mainas
George Mainas